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                                                                      EXHIBIT 99

FOR:              THE SPORTSMAN'S GUIDE
                  411 Farwell Avenue
                  South Saint Paul, Minn. 55075      FOR IMMEDIATE RELEASE
                  NASDAQ NMS: SGDE

CONTACT:          612-344-1000
                  William P. Bartkowski
                  BlueFire Partners
                  612-344-1012 (direct)

               THE SPORTSMAN'S GUIDE ACQUIRES THE GOLF WAREHOUSE-
                        TGW.COM IN ALL CASH TRANSACTION

   Minnesota-based Catalog and Internet Retailer Purchases Leading Online and
    Catalog Golf Retailer in Accretive Transaction; Company Raises Sales and
                               Earnings Guidance

      SOUTH ST. PAUL, MINN. (JUNE 29, 2004) - The Sportsman's Guide, Inc. (Nasdaq NMS: SGDE), a St. Paul, Minnesota-based catalog and Internet retailer, announced today that it has acquired The Golf Warehouse, LLC, ("TGW") the Wichita, Kansas-based leading online and catalog retailer of golf equipment, apparel and accessories, in an all cash transaction valued at approximately $30 million. A combination of available cash and an expanded bank credit facility will be used to finance the transaction, purchasing TGW from its management and Falconhead Capital, a private investment firm.

      The Golf Warehouse was founded in 1998 and has enjoyed extraordinary growth in sales since then, recording a five-year compounded growth rate in excess of 60%. For its year ended December 31, 2003, TGW had sales of over $40 million, adjusted EBITDA of approximately $3 million and operating income of $1.7 million. Its website is located at www.TGW.com. The transaction is expected to be immediately accretive and the Company is increasing current revenue guidance for all of 2004 by 10% to 12% and current earnings per share guidance for the same period by $0.08 to $0.10.

      TGW.com offers consumers more than 18,000 brand-name items. These items include Titleist, Taylor Made, Nike, Callaway, PING, Cobra, Footjoy and adidas. It rotates feature products on its homepage, provides easy online navigation, huge in-stock warehousing, efficient

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fulfillment and friendly customer service. TGW began its print catalog in the winter of 2002, reaching roughly one million golf consumers and gift givers with each of its four annual editions.

      Gregory R. Binkley, President and Chief Executive Officer of The Sportsman's Guide, commented on the transaction, "We are very pleased to announce the consummation of this transaction. It meets all of the objectives that we established for ourselves when we set out to grow our business through acquisition. These objectives with respect to this acquisition include:

            -     It is accretive to earnings;

            - Its product offerings are consistent with our commitment to equip consumers to pursue and live an outdoors lifestyle;

            - It has a talented and effective management team, who we will retain;

            - It adds a spring and summer business to our business, helping to smooth some of the seasonality that we have traditionally seen;

            - It has recently started a catalog where we can add significant value based on our experience and expertise;

            -     It has shown remarkable growth in online sales;

            - We believe significant synergies and cost savings will be achieved;

      Binkley went on to comment on the online golf industry and TGW. "We are especially excited to add the premier and preeminent online golf retailer to our Company and we will maintain its strong brand identity. TGW enjoys strong relationships with The Golf Channel, with the PGA Tour and with all of the major equipment manufacturers. It has shown significant year over year sales growth since its inception, gaining market share well in excess of industry growth rates. Sales of golf equipment and golf apparel represent a $5 to $6 billion annual market and statistics tell us golfers use the Internet more frequently than many other consumers grouped by leisure activity. We expect to see TGW's market share and consumer awareness increase going forward."

      Mark Marney, Founder and Chief Executive Officer of TGW, stated, "Our management team and our employees are excited to become a part of a growing, dynamic public company that has been one of the best performing companies of its size over the past three years. We look forward to making significant contributions to the ongoing success of The Sportsman's Guide."

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CONFERENCE CALL

      The Sportsman's Guide will hold a conference call on Wednesday, June 30, 2004, to discuss the acquisition. Gregory R. Binkley, President and Chief Executive Officer, and Charles B. Lingen, Executive Vice President and Chief Financial Officer, will be present on the call to provide commentary and to take questions. The call will be begin at 10:30 a.m., Central Time. Participants may access the call by dialing 1-800-209-8032 -- Conference ID # 8506172. The call may also be accessed via the Internet at www.SportsmansGuideIR.com.

      The Sportsman's Guide offers value-priced outdoor gear and general merchandise with a special emphasis on outdoor clothing, equipment and footwear, sold through both catalogs and Internet websites: www.sportsmansguide.com, and www.bargainoutfitters.com. The Company was recently ranked 35th on BusinessWeek's listing of 100 "Hot Growth Companies." The list appeared in the June 7, 2004 edition of the magazine. Inclusion on the list was based on a company's three-year results in sales growth, earnings growth and return on invested capital. Investor information about the Company can be found at www.sportsmansguideir.com.

                                      # # #

THIS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WHICH ARE SUBJECT TO CHANGE BASED ON VARIOUS IMPORTANT FACTORS, INCLUDING BUT NOT LIMITED TO GENERAL ECONOMIC CONDITIONS, A CHANGING MARKET ENVIRONMENT FOR THE COMPANY'S PRODUCTS AND THE MARKET ACCEPTANCE OF THE COMPANY'S CATALOGS, INTERNET SITES AND OFFERINGS.